Exhibit 99.1

Intercontinental Exchange Reports Third Quarter 2015 Results

•	$2.91 Adjusted Diluted EPS from Continuing Operations, +24% y/y
•	$816MM Consolidated Revenues, less Transaction-based Expenses, +10% y/y
•	$323MM Adjusted Net Income from Continuing Operations Attributable to ICE, +21% y/y
•	$290MM Capital Return to Shareholders

ATLANTA & NEW YORK, October 28, 2015 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses, today reported financial results for the third quarter of 2015. For the quarter ended September 30, 2015, consolidated net income attributable to ICE was $306 million on $816 million of consolidated revenues less transaction-based expenses. On a GAAP basis, diluted earnings per share (EPS) in the third quarter were $2.76.

ICE's operating results include amortization of acquisition-related intangibles, acquisition and integration-related expenses and other adjustments that are not reflective of ICE's cash operations or core business performance. Excluding these items, net of tax, third quarter 2015 adjusted net income from continuing operations was $323 million and adjusted diluted EPS from continuing operations were $2.91, an increase of 24% over the prior third quarter. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income from continuing operations and adjusted diluted EPS from continuing operations.

"Our third quarter performance represents our fourth consecutive quarter of double-digit earnings growth. This was driven by strong performance in our commodities, cash equities, data services and listings businesses,” said ICE Chairman and CEO Jeffrey C. Sprecher. "Our focus on our customers and on our strategic objectives is providing near-term and long-term growth across all of our businesses.”

Scott A. Hill, ICE CFO, said: “We drove growth through a range of organic initiatives, while continuing to reduce expenses and expand operating margins. We also generated strong cash flow and maintained a strong balance sheet with low leverage which enabled us to return $847 million to shareholders through dividends and share repurchases during the first nine months of the year."

Third Quarter 2015 Results

Third quarter 2015 consolidated revenues, less transaction-based expenses, increased 10% to $816 million compared to the same period in 2014. Included in this amount are $460 million of transaction and clearing revenues, less transaction-based expenses.

Consolidated data services revenues for the third quarter of 2015 were a record $209 million, up 24% year-over-year and listings revenues were $101 million, up 10% compared to the prior third quarter. Consolidated other revenues were $46 million.

Consolidated operating expenses were $376 million for the third quarter of 2015, including $6 million in NYSE integration costs. Consolidated operating income for the third quarter was $440 million and operating margin was 54%. The effective tax rate for the third quarter was 27%.

First Nine Months of 2015 Results

Consolidated revenues, less transaction-based expenses, for the first nine months of the year increased 7% to $2.5 billion compared to the same period in 2014. Included in this amount are $1.4 billion of transaction and clearing revenues, less transaction-based expenses.

Consolidated data services revenues for the first nine months of 2015 were a record $614 million, up 22% year-over-year and listings revenues were a record $303 million, up 11% compared to the prior period. Consolidated other revenues were $132 million.

Consolidated operating expenses were $1.1 billion for the first nine months of 2015, including $31 million in NYSE integration costs. Consolidated operating income for the first nine months of 2015 was $1.3 billion and operating margin was 54%. The effective tax rate for the first nine months was 27%.

Consolidated cash flows from operations were $890 million for the first nine months of 2015. Operational capital expenditures were $70 million and capitalized software development costs totaled $67 million.

Unrestricted cash and short-term investments were $708 million and outstanding debt was $3.5 billion as of September 30, 2015.

Financial Guidance

•	ICE expects fourth quarter 2015 adjusted operating expenses in the range of $330 million to $335 million.

•	ICE's diluted share count for the fourth quarter and full year 2015 is expected to be in the range of 110 million to 112 million weighted average shares outstanding, including share repurchases through October 2015 and excluding any shares issued for the Interactive Data Corporation acquisition (IDC), which is expected to close in December 2015 or January 2016.

Earnings Conference Call Information

ICE will hold a conference call today, October 28, at 8:30 a.m. ET to review its third quarter 2015 financial results and to discuss the pending acquisition of IDC. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 1040432 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts) (Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Transaction and clearing fees, net	$2,331	$2,202	$795	$712
Data services fees	614	502	209	170
Listing fees	303	272	101	92
Other revenues	132	113	46	36
Total revenues	3,380	3,089	1,151	1,010
Transaction-based expenses:
Section 31 fees	263	250	92	89
Cash liquidity payments, routing and clearing	654	547	243	176
Total revenues, less transaction-based expenses	2,463	2,292	816	745
Operating expenses:
Compensation and benefits	445	448	150	144
Technology and communication	147	135	49	45
Professional services	102	150	37	47
Rent and occupancy	45	61	14	19
Acquisition-related transaction and integration costs	34	102	8	40
Selling, general and administrative	82	104	24	37
Depreciation and amortization	276	244	94	83
Total operating expenses	1,131	1,244	376	415
Operating income	1,332	1,048	440	330
Other income (expense):
Interest expense	(67)	(73)	(21)	(22)
Other income (expense), net	(3)	20	4	5
Other expense, net	(70)	(53)	(17)	(17)
Income from continuing operations before income tax expense	1,262	995	423	313
Income tax expense	340	284	113	90
Income from continuing operations	922	711	310	223
Income (loss) from discontinued operations, net of tax	—	11	—	(10)
Net income	$922	$722	$310	$213
Net income attributable to non-controlling interest	(18)	(29)	(4)	(7)
Net income attributable to Intercontinental Exchange, Inc.	$904	$693	$306	$206

Basic earnings (loss) per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$8.13	$5.96	$2.77	$1.90
Discontinued operations	—	0.09	—	(0.09)
Basic earnings per share	$8.13	$6.05	$2.77	$1.81
Diluted earnings (loss) per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$8.10	$5.93	$2.76	$1.89
Discontinued operations	—	0.09	—	(0.09)
Diluted earnings per share	$8.10	$6.02	$2.76	$1.80
Weighted average common shares outstanding:
Basic	111	115	110	114
Diluted	112	115	111	114
Dividend per share	$2.15	$1.95	$0.75	$0.65

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of	As of
	September 30, 2015	December 31, 2014
Assets:
Current assets:
Cash and cash equivalents	$687	$652
Short-term investments	21	1,200
Short-term restricted cash and investments	358	329
Customer accounts receivable	490	445
Margin deposits and guaranty funds	46,308	47,458
Prepaid expenses and other current assets	188	135
Total current assets	48,052	50,219
Property and equipment, net	904	874
Other non-current assets:
Goodwill	8,507	8,535
Other intangible assets, net	7,653	7,780
Long-term restricted cash and investments	255	297
Long-term investments	253	379
Other non-current assets	232	169
Total other non-current assets	16,900	17,160
Total assets	$65,856	$68,253

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$297	$311
Section 31 fees payable	31	137
Accrued salaries and benefits	130	205
Deferred revenue	186	69
Short-term debt	1,253	2,042
Margin deposits and guaranty funds	46,308	47,458
Other current liabilities	253	291
Total current liabilities	48,458	50,513
Non-current liabilities:
Non-current deferred tax liability, net	1,870	1,938
Long-term debt	2,247	2,247
Accrued employee benefits	476	516
Other non-current liabilities	395	482
Total non-current liabilities	4,988	5,183
Total liabilities	53,446	55,696
Redeemable non-controlling interest	40	165
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Treasury stock, at cost	(1,390)	(743)
Additional paid-in capital	10,057	9,938
Retained earnings	3,863	3,210
Accumulated other comprehensive loss	(191)	(46)
Total Intercontinental Exchange, Inc. shareholders’ equity	12,340	12,360
Non-controlling interest in consolidated subsidiaries	30	32
Total equity	12,370	12,392
Total liabilities and equity	$65,856	$68,253

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. We strongly recommend that investors review the U.S. GAAP financial measures included in this press release and in our Quarterly Report on Form 10-Q, including our consolidated financial statements and related notes.

Adjusted income from continuing operations for the periods presented below are calculated by adding income from continuing operations, the adjustments described below, which are not reflective of our cash operations and core business performance, and the related income tax effect. The following table reconciles income from continuing operations to adjusted net income from continuing operations and calculates adjusted earnings per share from continuing operations for the period presented below (in millions except per share amounts):

	Nine Months Ended September 30, 2015	Three Months Ended September 30, 2015
Income from continuing operations	$922	$310
Add: NYSE integration costs	31	6
Add: Amortization of acquisition-related intangibles	99	33
Add: Litigation accruals	15	(4)
Less: Income tax effect for the items above	(52)	(18)
Less: Other tax adjustments	(7)	—
Less: Net income from continuing operations attributable to non-controlling interest	(18)	(4)
Adjusted net income from continuing operations	$990	$323

Earnings per share from continuing operations:

Basic	$8.13	$2.77
Diluted	$8.10	$2.76

Adjusted earnings per share from continuing operations:

Adjusted basic	$8.91	$2.93
Adjusted diluted	$8.87	$2.91

Weighted average common shares outstanding:
Basic	111	110
Diluted	112	111

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 5, 2015. We caution you not to place undo reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contact:

Brookly McLaughlin, Senior Director Communications

+1 312 836 6728

brookly.mclaughlin@theice.com

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations

+1 770 857 0363

isabel.janci@theice.com